Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-139793 of our report dated August 8, 2006 (January 3, 2007 as to Note 19), relating to the consolidated financial statements of MetroPCS Communications, Inc. as of December 31, 2004 and 2005 and for the years then ended appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Summary Historical Financial and Operating Data,” “Selected Consolidated Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Dallas, TX
February 12, 2007